Exhibit 99.1

Chelsea Therapeutics Names Keith W. Schmidt Chief Commercial Officer

CHARLOTTE, N.C., January 30, 2014 -- Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) today announced that Keith W. Schmidt has been named Chief Commercial Officer, effective January 28, 2014. Mr. Schmidt has served as a consultant to the Company since 2012. Prior to this role, he was Vice President, Marketing and Sales, of the Company, a role he held since joining Chelsea in 2006. Mr. Schmidt brings more than 30 years of experience in domestic and international pharmaceutical sales and strategic marketing, including the launch of many industry leading drugs.

“While we work toward the PDUFA action date for our Northera new drug application, the Company will continue to pursue a dual path of preparing for the potential commercial launch of Northera and actively assessing our strategic alternatives,” said Joseph G. Oliveto, President and Chief Executive Officer of Chelsea Therapeutics. “Keith has a strong understanding of the neurogenic orthostatic hypotension orphan market, having led the team which designed our initial commercial strategies and having more recently consulted for the Company. He is ideally positioned to help execute a launch plan for Northera, as well as to support our review of strategic alternatives.”

“I am thrilled to rejoin the Chelsea team during this important time for the Company,” said Mr. Schmidt. “NOH remains an underserved orphan indication with significant commercial potential, one that may be effectively served by a highly targeted commercial effort.”

About Symptomatic nOH

It is estimated that nearly 300,000 patients suffer from chronic symptomatic nOH in the U.S. and EU combined. Symptomatic nOH is a chronic disorder that is caused by an underlying neurogenic disorder, such as Parkinson's disease, multiple system atrophy or pure autonomic failure. Symptoms of nOH include dizziness, lightheadedness, blurred vision, fatigue, poor concentration, and fainting episodes when a person assumes a standing position. These symptoms often severely limit a person's ability to perform routine daily activities that require standing or walking for both short or long periods of time.

About Northera

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics' pipeline, is currently under FDA review for the treatment of symptomatic neurogenic orthostatic hypotension (nOH) in patients with primary autonomic failure — an indication that includes a significant number of patients with Parkinson's disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally.

Droxidopa, developed by and licensed from Dainippon Sumitomo Pharma Co., Ltd. (DSP), initially received Japanese approval in 1989 for the treatment of frozen gait and dizziness on standing associated with Parkinson's Disease and for the treatment of orthostatic hypotension, syncope or dizziness on standing associated with Shy-Drager syndrome and Familial Amyloidotic Polyneuropathy. In 2000, Droxidopa received expanded marketing approval to include prevention of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system disorders. Chelsea acquired global development and commercialization rights to droxidopa (L-DOPS), or NORTHERA, from Dainippon Sumitomo Pharma Co., Ltd. in 2006, excluding Japan, Korea, China and Taiwan. For more information about the Company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our intention to pursue the development of NORTHERA. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include reliance on key personnel and our ability to attract and/or retain key personnel; the risk that FDA will not agree that our clinical trial results demonstrate the safety and effectiveness of droxidopa; the risk that the FDA will not accept our proposal regarding any trial or other data to support a new drug application; the risk that the FDA will not approve the resubmitted NDA; the risk that our resources will not be sufficient to conduct any study of Northera that will be acceptable to the FDA; the risk that we cannot complete Study 401 or any other additional study for Northera without the need for additional capital; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; our need to raise additional operating capital in the future; our reliance on our lead drug candidate droxidopa; the risk that we will not be able to obtain regulatory approvals of droxidopa or our other drug candidates for additional indications; the risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; competition; market acceptance for our products if any are approved for marketing.

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CONTACT:

Media: David Connolly LaVoie Group 617-374-8800, Ext. 104 dconnolly@lavoiegroup.com	Investors: Susan Kim Argot Partners 212-600-1902 susan@argotpartners.com